As filed with the Securities and Exchange Commission on July 15, 2021

No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NextDecade Corporation

(Exact name of registrant as specified in its charter)

Delaware	46-5723951
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1000 Louisiana Street, Suite 3900 Houston, Texas 77002 (713) 574-1880
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Amended and Restated NextDecade Corporation 2017 Omnibus Incentive Plan
(Full title of the plan)

Vera de Gyarfas, General Counsel NextDecade Corporation 1000 Louisiana Street, Suite 3900 Houston, Texas 77002 (713) 574-1880
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:
Sean M. Jones K&L Gates LLP 300 South Tryon Street, Suite 1000 Charlotte, North Carolina 28202 (704) 331-7400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller Reporting Company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(4)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.0001 par value per share	10,000,000(2)	$3.54	$35,400,000	$3,862.14
Common Stock, $0.0001 par value per share	56,036(3)	$3.54	$198,367.44	$21.64

(1)

Any additional shares of common stock of NextDecade Corporation (the “Registrant”) to be issued as a result of stock dividends, stock splits or similar transactions shall be covered by this Registration Statement as provided in Rule 416(a) under the Securities Act of 1933, as amended.

(2)	Represents an additional 10,000,000 shares of common stock, par value $0.0001 per share (“Common Stock”), issuable under the Amended and Restated NextDecade Corporation 2017 Omnibus Incentive Plan, as amended (the “Plan”), which increase in shares of Common Stock was approved by the Registrant’s stockholders at its Annual Meeting of Stockholders on June 15, 2021.

(3)

Represents shares of Common Stock previously issued as restricted stock awards under the Plan but which (i) were subsequently forfeited and returned to the Plan and (ii) are available for issuance for future awards under the Plan, in each case in accordance with the terms of the Plan, as of July 7, 2021.

(4)	Calculated in accordance with Rule 457(c) and (h) under the Securities Act of 1933 solely for the purpose of calculating the registration fee, which is based on the average of the high and low market prices of the shares of common stock of NextDecade Corporation as reported on the Nasdaq Capital Market on July 8, 2021.

EXPLANATORY NOTE

NextDecade Corporation (the “Registrant”) is filing this Registration Statement on Form S-8 for the purpose of registering:

●

an additional 10,000,000 shares of common stock, par value $0.0001 per share (“Common Stock”), issuable under the Amended and Restated NextDecade Corporation 2017 Omnibus Incentive Plan, as amended (the “Plan”), which increase in shares of Common Stock was approved by the Registrant’s stockholders at its Annual Meeting of Stockholders on June 15, 2021; and

●

56,036 shares of Common Stock that were previously issued as restricted stock awards under the Plan but which (i) were subsequently forfeited and returned to the Plan and (ii) are available for issuance for future awards under the Plan, in each case in accordance with the terms of the Plan.

Pursuant to General Instruction E to Form S-8, the contents of the Registrant’s Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on March 26, 2021 (File No. 333-254761), November 11, 2019 (File No. 333-234596), and December 15, 2017 (File No. 333-222082) are hereby incorporated by reference into this Registration Statement on Form S-8 (except to the extent expressly superseded herein).

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference in this Registration Statement the following documents previously filed by the Registrant with the Commission:

●	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2020 as filed with the Commission on March 25, 2021;

●	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021 as filed with the Commission on May 13, 2021;

●	The Registrant’s Current Reports on Form 8-K as filed with the Commission on January 20, 2021, March 4, 2021, March 18, 2021, March 29, 2021, April 19, 2021, June 16, 2021, and June 21, 2021; and

●

The information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 from our definitive proxy statement on Schedule 14A (other than information furnished rather than filed), filed with the SEC on April 29, 2021.

●

The description of the Registrant’s Common Stock included in the Registration Statement on Form 8-A filed with the Commission on February 9, 2015, as amended by the Registration Statement on Form 8-A/A filed with the Commission on March 18, 2015, including any amendment or report filed for the purpose of updating such description.

Item 8. Exhibits.

Exhibit Number	Description
4.1(1)	Second Amended and Restated Certificate of Incorporation, dated July 24, 2017

4.2(2)	Amended and Restated Bylaws, dated July 24, 2017

4.3(3)	Amendment No. 1 to the Amended and Restated Bylaws of NextDecade Corporation, dated March 3, 2021

4.3(4)	Specimen Common Share certificate

5.1*	Opinion of K&L Gates LLP

10.1*	Amended and Restated NextDecade Corporation 2017 Omnibus Incentive Plan

10.2*	Amendment of the NextDecade Corporation 2017 Omnibus Incentive Compensation Plan

23.1*	Consent of Grant Thornton LLP

23.3*	Consent of K&L Gates LLP (included as part of Exhibit 5.1)

24.1*	Power of Attorney (included on the signature page to this Registration Statement)

(1) Incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K, filed July 28, 2017.

(2) Incorporated by reference to Exhibit 3.2 of the Registrant’s Current Report on Form 8-K, filed July 28, 2017.

(3) Incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K, filed March 4, 2021.

(4) Incorporated by reference to Exhibit 4.1 of the Registrant’s Annual Report on Form 10-K, filed March 3, 2020.

(5) Incorporated by reference to Exhibit 10.1 of the Registrant’s Registration Statement on Form S-8, filed December 15, 2017.

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on July 15, 2021.

NEXTDECADE CORPORATION

By:	/s/ Brent Wahl
Brent Wahl
Chief Financial Officer

POWER OF ATTORNEY

Each of the undersigned officers and directors of NextDecade Corporation hereby constitutes and appoints Brent Wahl and Vera de Gyarfas and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all (i) amendments (including post-effective amendments) and additions to this Registration Statement of NextDecade Corporation on Form S-8 and (ii) to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof .

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities set forth opposite their names and on July 15, 2021.

Name	Title

/s/ Matthew Schatzman	Chairman of the Board and Chief Executive Officer
Matthew Schatzman	(Principal Executive Officer)

/s/ Brent Wahl	Chief Financial Officer
Brent Wahl	(Principal Financial Officer)

/s/ Eric Garcia	Vice President and Chief Accounting Officer
Eric Garcia	(Principal Accounting Officer)

/s/ Khalifa Abdulla Al Romaithi	Director
Khalifa Abdulla Al Romaithi

/s/ Brian Belke	Director
Brian Belke

/s/ Frank Chapman	Director
Frank Chapman

/s/ Taewon Jun	Director
Taewon Jun

/s/ Avinash Kripalani	Director
Avinash Kripalani

/s/ Edward Andrew Scoggins, Jr.	Director
Edward Andrew Scoggins, Jr.

/s/ William Vrattos	Director
William Vrattos

/s/ Spencer Wells	Director
Spencer Wells

II-4